UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A Information
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Professional Veterinary Products, Ltd.

(Name of Registrant as Specified In Its Charter)
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December 28, 2009
«doctor»
«clinic»
«address1»
«address2»
«city», «st» «zip»
Dear «doctor»,
The end of the calendar year always seems to come with a flurry of activity as we push to complete all the projects we said — either out loud or to ourselves — that we wanted to accomplish in 2009. And in most parts of the country, the snow flurries are making that year-end rush even more challenging.
Before you say “done” for the year, I’m asking for your attention to one last task as an owner of PVP. Please vote your proxy! Every year we spend thousands upon thousands of dollars of your money calling shareholders to remind them to vote!
Annual meeting materials were mailed November 24. As of this letter, we had received proxies from 13% of our shareholders. Postponing the annual meeting while we continue to secure the required number of votes costs you and your company money. PVP has the most knowledgeable and experienced staff in the industry, I’d rather they be answering your questions about comparables or product usage or taking your order rather than calling to remind you to cast your vote. As a shareholder, you can help us keep our focus on serving you and your practice by voting your proxy today.
This year, we provided shareholders with more ways to vote:

Telephone 866-220-2494	Online www.proxypush.com/pvpl	Mail return envelope provided	Fax 919-469-1355
Your vote is due by January 7, 2010. Your proxy card (with personal voting identification) was included in the annual meeting materials; if you need another copy of your proxy card or other assistance, please contact Kim McMillan, 402-827-5570, kim.mcmillan@pvpl.com. You may also view and print these documents from www.proxydocs.com/pvpl.
If we have received your vote, thank you.
Your Territory Manager or Customer Care Specialist can provide you with details on the benefits you receive as a shareholder of the industry’s only veterinarian-owned distributor. It’s in your best interest to understand the value each of these benefits can bring to you and your practice — so be sure to ask us if you have any questions.
Wishing you and your family a safe and Happy New Year. Thank you for your loyalty in 2009; I’m looking forward to 2010 and the opportunities it will bring for PVP to continuing serving you and our industry. If you have comments, I want to hear from you.
Best Regards,
Steve Price
President & CEO
steve.price@pvpl.com